SUPPLEMENTAL BENEFITS PLAN FOR TEXTRON KEY EXECUTIVES

     This plan has been established for the benefit of certain Textron Key Executives to assure and provide the benefits promised to them as participants in certain Textron qualified plans that would have been payable under those plans except for limitations imposed under the Internal Revenue Code.

     This Plan as restated shall be effective from and after January 1, 1994, except as otherwise provided.

Article I - Definitions

     Whenever used in this document, the following terms shall have the meanings set forth in this Article, unless a contrary or different meaning is expressly provided:

     1.01 "Administrative Committee" means the Administrative and Management Committee appointed by the Board.

     1.02 "Bell Plan" means the Bell Helicopter Textron
Retirement Plan, as amended and restated from time to time.

     1.03 "Benefits Committee" means the Benefits Committee appointed by the Board.

     1.04 "Board" means the Board of Directors of Textron.

     1.05 "Deferral Plan" means the Deferred Income Plan for
Textron Key Executives, as amended and restated from time to time.

     1.06 "ERISA" means the Employee Retirement Income
Security Act of 1974, as amended.

     1.07 "Excess Plan" means the Textron Excess Benefit Plan for Participating Executives, as amended. The Excess Plan was superseded by this Plan.

     1.08 "Included Plan" means a Textron defined benefit or defined contribution plan specifically designated by the Administrative Committee under Article V.

     1.09 "Key Executive" means an employee of a Textron
Company who has been and continues to be designated as a Key
Executive under the Plan by Textron's Chief Executive Officer and Chief Human Resources Officer.

     1.10 "Participant" means a Key Executive who is participating in this Plan pursuant to Article II and, unless the context clearly indicates to the contrary, a former
Participant who is entitled to benefits under this Plan.

     1.11 "Pension Plan" means the Bell Plan, the Textron
Pension Plan or an Included Plan which is a defined benefit plan.

     1.12 "Plan" means this Supplemental Benefits Plan for
Textron Key Executives, formerly the Supplemental Benefits
Plan for Textron Employees, as amended and restated from time to time.

     1.13 "Statutory Limit" means any limit on benefits under, or annual additions to, qualified plans imposed by section
401(a)(17) or 415 of the Internal Revenue Codes of 1954 or
1986, as amended from time to time.

     1.14 "Savings Plan" means the Textron Savings Plan, as amended and restated from time to time.

     1.15 "Textron" means Textron Inc., a Delaware corporation, and any successor of Textron Inc.

     1.16 "Textron Company" means Textron or any company controlled by or under common control with Textron.

     1.17 "Textron Pension Plan" means the Textron Pension
Plan, as amended and restated from time to time.

Article II - Participation

     2.01 A Key Executive shall participate in this Plan if
(1) her benefits under a Pension Plan, or (2) the annual additions to her accounts under the Savings Plan or any Included Plan which is a defined contribution plan, or (3) both such benefits and such additions, are limited by one or more Statutory Limits. In addition, a Key Executive shall participate in this Plan if her receipt of any compensation is deferred under the Deferred Income Plan for Textron Key Executives.

Article III - Supplemental Pension Benefits

     3.01 Textron shall pay on account of each Participant who begins to receive payments under one or more of the Pension Plans the amount, if any, by which (1) the normal, early or vested retirement pension that would have been payable on the Participant's account under the Pension Plans but for (a) the operation of a Statutory Limit, (b) the deferral of compensation under the Deferral Plan, or (c) the calculation of annual incentive compensation on a cash rather than an accrual basis exceeds (2) the normal, early or vested retirement pension calculated under the Pension Plans on the Participant's account.

     3.02 Textron shall pay to the beneficiary designated by the Participant under each Pension Plan the amount, if any, by which (1) the death benefit that would have been payable under that Pension Plan on the Participant's account but for (a) the operation of a Statutory Limit, (b) the deferral of compensation under the Deferral Plan, or (c) the calculation of annual incentive compensation on a cash rather than an accrual basis exceeds (2) the death benefit which is actually payable under that Pension Plan on the Participant's account. For the purposes of this Section 3.02, the term "death benefit" shall include any period certain death benefit and any surviving spouse benefit provided by a Textron Company at its sole cost through a Pension Plan.

     3.03 In the event Textron transfers the liability of a Pension Plan on account of a Participant to another qualified plan, supplemental pension or death benefits under Sections
3.01 and 3.02, respectively, shall be determined as of such transfer, unless otherwise determined by Textron in its sole discretion.

Article IV - Supplemental Savings Benefits

     4.01 Textron shall maintain a supplemental savings account for each Participant who participates in the Savings
Plan at any time after December 31, 1983, to which account the credits, and from which the payments described in this Article
IV, shall be made.

     4.02 For the purposes of this Article IV, (1) the terms "Payroll Contributions," "Compensation Deferral," "Eligible Compensation," "Matching Account," and "Tax Credit Account" shall have the meanings assigned by the Savings Plan; (2) "Monthly Deferral" means any amount which would have been Eligible Compensation in a calendar month except for its deferral under the Deferral Plan; and (3) "Supplemental Shares" means fictional shares of Textron Common Stock accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of each distribution from a Participant's supplemental savings account.

     4.03 As of the end of each calendar month, beginning
January 31, 1986, Textron shall credit Supplemental Shares to each supplemental savings account equal in number to the excess, if any, of:

     (1) the number of shares of Textron Common Stock which could be purchased with an amount equal to (a) the sum of the Participant's Payroll Contributions and Compensation Deferral under the Savings Plan during that month, divided by (b) 10% (or such lesser percentage as Textron estimates to be the maximum permitted by the Statutory Limits) of the Participant's Eligible Compensation during that month excluding any Monthly Deferral, multiplied by (c) 5% of the sum of the Participant's Eligible Compensation during that month and her Monthly Deferral, at a price per share equal to the average price per share of Textron Common Stock contributed to the Savings Plan for that month or purchased by the Savings Plan with contributions made during that month; over

     (2) the number of shares of Textron Common Stock actually credited as matching contributions to the Participant's
Matching Account under the Savings Plan for that month.

     4.04 As of the end of each calendar month, beginning
January 31, 1986, Textron shall credit Supplemental Shares to each supplemental savings account equal in number to the excess, if any, of:

     (1) the number of shares of Textron Common Stock that would have been allocated on account of dividends to the Participant's Matching Account under the Savings Plan as of that date, (based on the average price per share of Textron Common Stock contributed to the Savings Plan for that month or purchased by the Savings Plan for that purpose during that month), if the Supplemental Shares credited to the Participant's supplemental savings account had been credited instead as shares of Textron Common Stock to her Matching Account under the Savings Plan; over

     (2) the number of shares of Textron Common Stock actually credited on account of dividends to the Participant's Matching
Account under the Savings Plan for that month.

     4.05 No Supplemental Shares shall be credited under this Plan on account of the failure to allocate any shares of Textron Common Stock to the Participant's Tax Credit Account under the Savings Plan due to (1) the operation of a Statutory Limit or (2) the deferral of compensation under the Deferral Plan.

     4.06 The cash value of a Participant's supplemental savings account shall be transferred to a fixed income fund upon termination of the Participant's Textron employment. Said value shall be an amount equal to the product of (x) the current value of Textron Common Stock at the time of the Participant's termination of employment, times (y) the number of whole and fractional Supplemental Shares which are subject to distribution. If any portion of a Participant's accounts under the Savings Plan shall be forfeited, a proportionate part of the Participant's Supplemental Shares also shall be forfeited. The current value of a share of Textron Common Stock at any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the ten trading days next following that date.

     4.07 The number of Supplemental Shares credited to a Participant's account under this Article IV shall be adjusted, without receipt of any consideration by Textron, on account of any stock split, stock dividend or similar increase or decrease affecting Textron Common Stock, as if the Supplemental Shares were actually shares of Textron Common Stock.

     4.08 The balance, if any, to the credit of a Participant's supplemental stock savings account as of December 31, 1983 under the Excess Plan was credited as Supplemental Shares and constituted the opening balance in the Participant's supplemental stock savings account as of January 1, 1984 under Article IV of this Plan when first effective. The balance, if any, to the credit of a Participant's supplemental stock savings account as of December 31, 1985 under Article IV of this Plan constituted the opening balance in the Participant's supplemental savings account as of January 1, 1986 under this Article IV.

Article V - Supplemental Included Plan Benefits

     5.01 The Administrative Committee may cause this Plan to provide supplemental benefits on account of an Included Plan by adopting a Schedule to this Plan. The Schedule shall specify any special terms or conditions upon which the supplemental benefits shall be provided. Except as specifically provided in a Schedule, all of the terms and conditions of this Plan shall apply in connection with an Included Plan.

Article VI - Unfunded Plan

     6.01 Benefits to be provided under this Plan are unfunded obligations of Textron. Nothing contained in this Plan shall require Textron to segregate any monies from its general funds, to create any trust, to make any special deposits, or to purchase any policies of insurance with respect to such obligations. If Textron elects to purchase individual policies of insurance on one or more of the Participants to help finance its obligations under this Plan, such individual policies and the proceeds therefrom shall at all times remain the sole property of Textron and neither the Participants whose lives are insured nor their beneficiaries shall have any ownership rights in such policies of insurance.

     6.02 This Plan is intended in part to provide benefits for a select group of management employees who are highly compensated, pursuant to section 110 of ERISA and Labor Department Regulations section 2520.104-23, and in part to be an excess benefit plan, pursuant to section 3(36) of ERISA.

     6.03 No Participant shall be required or permitted to make contributions to this Plan.

Article VII - Plan Administration

     7.01 Textron shall be the plan administrator of this Plan and shall be solely responsible for its general administration and interpretation. Textron shall have all such powers as may be necessary to carry out the necessary provisions hereof. Textron may from time to time establish rules for the administration of this Plan and the transaction of its business. Subject to Section 7.05, any action by Textron shall be final, conclusive and binding on each Key Executive and all persons claiming by, through or under any Key Executive.

     7.02(a) The payment of any benefit under Article III or the distribution of any account under Article IV or Article V shall be made at the same time, in the same manner, to the same persons and in the same proportions, as is made the payment or distribution under the related Qualified Plan, or otherwise as determined by the Benefits Committee in its sole discretion. Textron may withhold from benefits and accounts under this Plan, any taxes or other amounts required by law to be withheld. For purposes of this Section 7.02, "Qualified Plan" means a Pension Plan, the Savings Plan or any other Included Plan.
Notwithstanding any provision to the contrary, no benefit shall be paid to any Participant while employed by Textron.

     (b) Notwithstanding the first sentence of Section 7.02(a), each benefit then computed under Article III and each amount then credited to the accounts under Article V shall become due and payable to the respective Participants and beneficiaries immediately upon a Change in Control as defined in Section 8.03. For purposes of this Section 7.02, the present value of a benefit computed under Article III shall be based on the appropriate actuarial assumptions and factors set forth in the related Qualified Plan and, if no interest rate assumption has been set forth for any purpose, an interest rate of six percent per year.

     (c) Any amounts credited to accounts under Article IV and
Article V may be distributed only upon death, disability, retirement or termination of employment from Textron.

     7.03 Textron may employ or engage such agents, accountants, actuaries, counsel, other experts and other persons as it deems necessary or desirable in connection with the interpretation and administration of this Plan. Textron shall be entitled to rely upon all certifications made by an accountant selected by Textron. Textron and its committees, officers, directors and employees shall not be liable for any action taken, suffered or omitted by them in good faith in reliance upon the advice or opinion of any such agent, accountant, actuary, counsel or other expert. All action so taken, suffered or omitted shall be conclusive upon each of them and upon all other persons interested in this Plan.

     7.04 Textron may require proof of death or total disability of any Participant, former Participant or beneficiary and evidence of the right of any person to receive any Plan benefit.

     7.05 Claims under this Plan shall be filed with Textron on its prescribed forms. If a claim is denied wholly or in part, it shall be denied within a reasonable time after its filing in a writing delivered to the claimant with the reasons for the denial, citations to pertinent provisions of the Plan, a description of any additional material or information to be furnished by the claimant and the reasons therefor and an explanation of the Plan's claim review procedure. If the claimant wishes further consideration of his claim, he or his authorized representative shall submit to Textron, within 90 days after his claim has been denied, a written request for a hearing. Such claimant or his authorized representative may then review pertinent documents and submit issues and comments in writing. Textron shall schedule an opportunity for a full and fair hearing of the issue within the next 60 days. Within 60 days after the hearing, Textron shall communicate its decision to the claimant in writing, stating the reasons for its decision and referring to pertinent Plan provisions.

     7.06 Textron shall withhold from benefits paid under this Plan any taxes or other amounts required to be withheld by law.

Article VIII - Miscellaneous

     8.01 Unless a contrary or different meaning is expressly provided, each use in this Plan of the masculine or feminine gender shall include the other and each use of the singular number shall include the plural.

     8.02 No amount payable at any time under this Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge or encumbrance of any kind unless specifically approved in writing in advance by the Benefits Committee or its designee. Any attempt to alienate, sell, transfer, assign, pledge or otherwise encumber any such benefit, whether presently or subsequently payable, shall be void unless so approved. Except as required by law, no benefit payable under this Plan shall in any manner be subject to garnishment, attachment, execution or other legal process, or be liable for or subject to the debts or liability of any Participant or beneficiary.

     8.03 Notwithstanding any Plan provision to the contrary, the Board or its designee shall have the right to amend, modify, suspend or terminate this Plan at any time by written ratification of such action; provided, however, that no amendment, modification, suspension or termination:

     (1) shall reduce an amount payable under Article III or credited to any supplemental account under Article IV or
Article V of this Plan immediately before the effective date of the amendment, modification, suspension or termination; or

     (2) shall be made to Section 7.02 or 8.03 following a Change in Control. If after a Change in Control any claim is made or any litigation is brought by a Participant or beneficiary to enforce or interpret any provision contained in this Plan, Textron and the "person" or "group" described in the next following sentence shall be liable, jointly and severally, to indemnify the Participant or beneficiary for the Participant's or beneficiary's reasonable attorney's fees and disbursements incurred in any such claim or litigation and for prejudgment interest at the Bankers Trust Company prime interest rate on any money award or judgment obtained by the Participant or beneficiary.

For purposes of this Plan, a "Change in Control" shall occur if (i) any "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Act")) other than Textron, any trustee or other fiduciary holding Textron Common Stock under an employee benefit plan of Textron or a related company, or any corporation which is owned, directly or indirectly, by the stockholders of Textron in substantially the same proportions as their ownership of Textron Common Stock, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Act) of more than 30% of the then outstanding voting stock of Textron, or (ii) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board (and any new director whose election by the Board or whose nomination for election by the stockholders of Textron was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority thereof, or (iii) the stockholders of Textron approve a merger or consolidation of Textron with any other corporation, other than a merger or consolidation which would result in the voting securities of Textron outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 80% of the combined voting power of the voting securities of Textron or such surviving entity outstanding immediately after such merger or consolidation, or (iv) the stockholders of Textron approve a plan of complete liquidation of Textron or an agreement for the sale or disposition by Textron of all or substantially all of Textron's assets.

     8.04 Effective January 1, 1984, this Plan superseded the
Excess Plan with respect to all Participants. In no event shall sums be payable under both the Excess Plan and this Plan to any Participant or any person claiming through him.

     8.05 This Plan shall be construed in accordance with the laws of the State of Delaware.

     8.06 Nothing contained in this Plan shall be construed as a contract of employment between any Participant and any Textron Company, or to suggest or create a right in any Participant to be continued in employment as a Key Executive or other employee of any Textron Company.

     8.07 Textron, the Chief Executive Officer and the Chief Human Resources Officer, and the Benefits Committee may impose such other lawful terms and conditions on participation in this Plan as deemed desirable. The Chief Executive Officer, the Chief Human Resources Officer and members of the Benefits Committee may participate in this Plan.

IN WITNESS WHEREOF, Textron Inc. has caused this restated Plan to be executed by its duly authorized officer to be effective as of January 1, 1994.

                              TEXTRON INC.


                         By:  /s/ William F. Wayland
                              William F. Wayland
                              Executive Vice President
                              Administration and
                              Chief Human Resources Officer

          Date: November 27, 1995

MARKET SQUARE PROFIT SHARING PLAN SCHEDULE

This Schedule to the Supplemental Benefits Plan for Textron
Key Executives (the "Plan") has been adopted by the Administrative Committee effective December 10, 1991 pursuant to Article V of the Plan. This Schedule supersedes a schedule effective January 1, 1989.

Article I - Definitions
     Terms used in this Schedule and defined in the Plan shall have the same meanings as in the Plan and the following terms shall have the meanings set forth in this Article.

     1.01 "Market Square Plan" means The Market Square Profit
Sharing Plan, as amended and restated from time to time.

     1.02 "Eligible Employee" means an Eligible Employee under
Section 1.01(j) of the Market Square Plan at any time after December 31, 1983.

     1.03 "Key Executive" means an employee of a Textron
Company who has been and continues to be designated as a Key
Executive under the Plan by Textron's Chief Executive Officer and Chief Human Resources Officer.

     1.04 "Stock Unit Account" means the account consisting of stock units, which are fictional shares of Textron Common Stock accumulated and accounted for under this Plan for the sole purpose of determining the cash amount of any supplemental benefits on account of the Market Square Plan.

Article II - Supplemental Market Square Benefits
     2.01 Textron shall maintain a supplemental Market Square account for each Participant who is an Eligible Employee or a Key Executive, to which account the credits and from which the payments described in this Article II shall be made.

     2.02 As of December 31 of each year, beginning December 31, 1991, Textron shall credit to the Participant's supplemental Market Square account the amount, if any, by which (1) the portion of the Textron contribution that would have been allocated to the Participant's account under the Market Square Plan for that calendar year but for (a) the operation of a Statutory Limit, (b) the deferral of compensation under the Deferral Plan, (c) the operation of
Section 1.01(j) of the Market Square Plan, as restated effective January 1, 1989, and (d) the amendment of Section 1.01(m) of the Market Square Plan, effective January 1, 1991, exceeds (2) the portion of the Textron contribution actually allocated to that account for that year.

     2.03 As of the close of business on each December 31, and as of the close of business at the end of each calendar quarter after December 31, 1990, the supplemental Market Square account of each Participant shall be adjusted as provided in
Section 5.04 of the Market Square Plan to the same extent it would have been adjusted if it had been included in the Market Square Plan throughout the entire year, or in the case of quarterly adjustments after December 31, 1990, as if it had been included in the Market Square Plan throughout the entire quarter.

Article III - Stock Unit Account, Interest and Earnings
     3.01 Article II shall continue in effect for all amounts credited before December 31, 1992, to a Participant's supplemental Market Square account in lieu of contributions to the Market Square Plan, and earnings thereon. This Article III shall apply to all amounts credited after December 30, 1992, to a Participant's supplemental Market Square account.

     3.02 For record-keeping purposes only, Textron shall maintain a Stock Unit Account for each Participant to which account the credits, and from which the payments described in this Article III, shall be made.

     3.03 As of December 31 of each year, Textron shall credit to the Participant's supplemental Market Square account an amount equal to the portion of the Textron contribution that would have been allocated to the Participant's account under the Market Square Plan for that calendar year but for (a) the operation of a Statutory Limit, (b) the deferral of compensation under the Deferral Plan, (c) the operation of
Section 1.01(j) of the Market Square Plan, as restated effective January 1, 1989, and (d) the amendment of Section 1.01(m) of the Market Square Plan, effective January 1, 1991.

     3.04 Using the formula set forth in Section 3.03, as of December 31 of each year beginning December 31, 1992, Textron shall credit Stock Units to the Participant's Stock Unit Account equal in number to the number of shares of Textron Common Stock that could have been purchased with the Textron contribution at a price per share equal to the current value of a share of Textron Common Stock, as defined in Section 3.06, on that date.

     3.05 From time to time beginning March 31, 1993, Textron shall credit stock units to a Participant's Stock Unit Account equal in number to the number of shares of Textron Common Stock that would have been allocated on account of dividends to the Participant's Stock Unit Account as of that date, based on the average price per share of Textron Common Stock purchased by the Textron Savings Plan (as amended from time to time, the "Savings Plan") for that purpose, as if the stock units were actually shares of Textron Common Stock.

     3.06 As used in this Schedule, the "current value" of a share of Textron Common Stock on any date shall be the average of the composite closing prices, as reported in The Wall Street Journal, for the ten trading days next following that date.

Article IV - Transfer and Distribution
     4.01 At termination of a Participant's Textron
Employment, the Stock Unit Account shall be transferred to the general fund.

     4.02 Any transfer pursuant to Section 4.01 shall be made in cash and shall be in an amount equal to the product of (x) the current value of Textron Common Stock as defined in
Section 3.06, on the effective date of a Participant's termination of Textron Employment, times (y) the number of whole and fractional stock units in his Account.

     IN WITNESS WHEREOF, Textron Inc. has caused this restated
Plan to be executed by its duly authorized officer to be effective as of January 1, 1994.